Exhibit 99.1

Quality Distribution, Inc. Announces Fourth Quarter and Full Year 2013 Results

— Q4 Revenue of $225 Million Up 4.7% Organically Over Prior Year Quarter —

— Full Year Revenue of $930 Million Up 10.4% Over Prior Year —

— Quality Reports Q4 Net Loss of $0.85 per Diluted Share on Non-Cash Impairment Charges —

— Quality Generates Q4 Adjusted Net Income of $0.13 per Diluted Share —

— Quality Reduces 2013 Debt by $36 Million Using Record $46 Million of Operating Cash Flow —

— Company Initiates Earnings and Free Cash Flow Guidance for 2014 —

—

TAMPA, FL – February 25, 2014 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), a North American logistics and transportation provider with market leading businesses, today reported strong increases in top line revenues for each business segment for the fourth quarter and full year periods. Fourth quarter consolidated revenues rose 4.7% versus the prior-year period and full year revenue for 2013 rose 10.4% versus 2012.

The Company reported a net loss of $22.8 million, or $0.85 per diluted share, for the fourth quarter ended December 31, 2013, compared to net income of $5.7 million, or $0.21 per diluted share, for the fourth quarter ended December 31, 2012. The fourth quarter 2013 loss was driven primarily by $35.6 million, or $0.82 per diluted share, of non-cash goodwill and intangible asset impairment charges related to the Energy Logistics business.

Adjusted net income for the fourth quarter of 2013 was $3.6 million, or $0.13 per diluted share, compared to adjusted net income of $3.0 million, or $0.11 per diluted share, for the same quarter in 2012. Adjusted results are calculated by excluding the following pre-tax items not considered part of regular operating activities: for the fourth quarter of 2013, non-cash impairment charges of $35.6 million and reorganization costs of $4.1 million related to the Energy Logistics business and $1.4 million for excess claims settlement expenses in the Chemical Logistics business; for the fourth quarter of 2012, $1.3 million primarily due to an independent affiliate conversion in the Chemical and Energy Logistics businesses, $0.6 million of acquisition costs, and $0.7 million of losses related to Hurricane Sandy in the Intermodal business, offset by a net acquisition earnout benefit in the Energy Logistics business of $2.6 million. A reconciliation of net (loss) income to adjusted net income for both periods is included in the attached financial exhibits.

In 2013, Quality reduced its total outstanding indebtedness by $35.5 million, utilizing significant levels of free cash flow plus asset sale proceeds. Quality also generated a record $46.0 million of operating cash flow in 2013.

“Overall, our fourth quarter results were in line with our expectations of moderate improvement in adjusted earnings per share versus last year’s fourth quarter,” stated Gary Enzor, Chairman and Chief Executive Officer. “We continued our trend of generating solid levels of free cash flow and funding capital expenditures with asset sales, and our Chemical and Intermodal businesses performed well despite adverse weather conditions in certain areas of the country. These positives were somewhat offset by a difficult fourth quarter in our Energy business where results, especially toward the end of the year, fell short of our expectations.”

Fourth Quarter 2013 Consolidated Results

Consolidated revenue for the fourth quarter of 2013 was $225.4 million, an increase of 4.7% versus the same quarter last year. Excluding fuel surcharges, revenue for the fourth quarter of 2013 increased $10.9 million, or 5.9%, compared to the prior-year period. This revenue improvement was driven by organic growth in each segment.

On a consolidated basis, Quality reported an operating loss in the fourth quarter of 2013 of $28.1 million compared to operating income of $10.2 million in the prior-year period. After adjusting for the non-operating items mentioned above for both periods, fourth quarter 2013 operating income was essentially flat versus the prior-year fourth quarter as the Chemical Logistics segment reported improved results, offset by declines in both the Intermodal and Energy Logistics segments.

Adjusted EBITDA for the fourth quarter of 2013 was $19.3 million, down $1.0 million compared to the fourth quarter of 2012, driven primarily by a decline in the Energy Logistics business. A reconciliation of net (loss) income to adjusted EBITDA is included in the attached financial exhibits.

Full Year 2013 Consolidated Results

Consolidated revenue for the year ended December 31, 2013 was $929.8 million, an increase of 10.4% versus the same period last year. Excluding fuel surcharges, revenue for the full year was $804.9 million, an increase of 12.0% compared to the prior year, primarily driven by a full year of the Energy Logistics businesses acquired in 2012. For the full year 2013, the Company reported an operating loss of $42.8 million versus operating income of $49.1 million for the full year 2012, primarily due to $91.3 million of non-cash impairment charges in 2013. After adjusting for the non-operating items in both periods, operating income for the full year 2013 would have been $57.8 million versus operating income for the full year 2012 of $60.0 million. A listing of the non-operating items are contained in the reconciliation of net (loss) income to adjusted net income for both periods in the attached financial exhibits.

Adjusted net income for the year ended December 31, 2013 was $18.4 million, or $0.68 per diluted share, versus adjusted net income for the year ended December 31, 2012 of $18.9 million, or $0.69 per diluted share. Adjusted EBITDA for the year ended December 31, 2013 was $86.6 million versus $84.5 million for the year ended December 31, 2012. A reconciliation of net (loss) income to adjusted net income and adjusted EBITDA for both years is included in the attached financial exhibits.

2014 Outlook

The Company has elected to provide quarterly and annual earnings guidance, as well as annual free cash flow guidance, to provide additional information regarding its expectations for 2014. For the first quarter of 2014, Quality expects earnings per diluted share to be in the range of $0.09 to $0.13; for the full year of 2014, the Company expects earnings per diluted share to be in the range of $0.70 to $0.80 and free cash flow (defined as EBITDA, less net capital expenditures, less cash interest, less cash taxes, less non-cash stock-based compensation) to be in the range of $48.0 to $52.0 million. These estimates assume a 39% tax rate, and exclude any impacts from reorganization expenses in the Energy Logistics business and costs related to any potential debt refinancing activity. The Company expects 2014 net capital expenditures to be in the range of $8.0 to $12.0 million. The recent severe weather conditions in many of the Company’s key operating areas have had, and continue to have, an adverse impact in the first quarter of 2014 on both top and bottom line results in each business segment. The Company plans to provide updated earnings guidance on a quarterly basis.

Mr. Enzor continued, “Our decision to initiate earnings guidance reflects the Company’s effort to provide more context regarding our business expectations for next year. At our Investor Day, more than a dozen members of our management team will provide additional insights into our long-term outlook for each business segment, including the following:

•	Each of our market leading businesses will discuss the growth prospects over the next few years that we expect will yield mid to high single-digit organic growth at the Quality level;

•	Two of our three business segments are asset-light and have high returns on invested capital. Our Energy Logistics business will discuss their transition plan to the same business model over the next few years;

•	All three business segments will discuss how the unconventional oil and gas renaissance will serve as a significant growth catalyst for their respective businesses; and

•	We will discuss our strong free cash flow generation, our debt reduction targets and the opportunity we have to refinance our high cost debt.”

Quality’s Investor Day will be held in Tampa, Florida on Thursday, February 27, 2014, beginning at 8:00 a.m. Eastern Time. For those not in attendance who would like to listen to the presentation, instructions on how to do so, along with a copy of the presentation will be available through the Investor Relations section of Quality’s website at www.qualitydistribution.com.

Fourth Quarter 2013 Segment Results

Chemical Logistics

Revenues in the Chemical Logistics segment were $150.3 million in the fourth quarter of 2013, up 3.8% versus the fourth quarter of 2012. Excluding fuel surcharges, revenues increased 5.0%, primarily due to increased pricing and higher volumes. Chemical Logistics shipment demand continues to be strong. Driver counts at quarter end were up approximately 3.2% versus last year due to a continued aggressive focus on recruiting and retention.

Operating income in the Chemical Logistics segment was $7.1 million, up $1.0 million versus the comparable prior-year period. After adjusting for $1.4 million of excess claims settlement expenses in 2013, and $1.6 million of independent affiliate conversion, acquisition and severance charges in 2012, operating income was up $0.8 million, resulting in a 40 basis point increase in margins. Margin improvement resulted from reduced independent affiliate conversion expenses.

Energy Logistics

Revenues in the Energy Logistics segment during the fourth quarter of 2013 were $42.2 million, up $3.1 million versus the prior-year period, primarily due to organic growth in the Eagle Ford shale. Sequentially, revenues were down $0.9 million in the fourth quarter of 2013 versus the third quarter of 2013, primarily due to reduced new drilling activity in the Bakken region and a slowdown in production water hauling volumes in both the Eagle Ford and Marcellus regions.

The Energy Logistics segment reported an operating loss of $39.2 million in the fourth quarter of 2013, compared with operating income of $0.4 million in the prior-year period. The decrease was primarily due to aforementioned non-cash impairment charges and reorganization costs. After adjusting for these costs, and prior-year independent affiliate conversion costs, operating income fell $0.3 million compared to the prior-year period. Sequentially, operating income as adjusted was down $1.5 million in the fourth quarter of 2013 versus the third quarter of 2013. Segment results in the fourth quarter were adversely impacted by reduced margins on business in the Bakken shale region and lower margins on fresh water business in the Eagle Ford shale region, partially offset by improved results from crude oil hauling in the Eagle Ford shale. Energy Logistics adjusted EBITDA for the fourth quarter of 2013 was $2.5 million, down $0.9 million versus the prior-year period and down $1.4 million compared to the third quarter of 2013.

Intermodal

Fourth quarter 2013 revenues in the Intermodal segment were $32.9 million, up $1.5 million or 4.7% versus the prior-year period. Excluding fuel surcharges, revenues for the fourth quarter increased $1.5 million, or 5.6%, due to increases in trucking revenue and stronger storage, rental and service revenue due to continued favorable demand for ISO container shipments. Sequentially, volumes in the fourth quarter of 2013 fell more than the typical seasonal declines from the third quarter, as customer shipments in November were lower than anticipated; however, December volumes rebounded to normal levels.

Operating income in the Intermodal segment was $4.0 million, up 5.7% versus the prior-year period. This improvement resulted from increases in storage and service revenues, which carry higher margins. Excluding the effects of Hurricane Sandy in the prior-year quarter, operating income was slightly down due to the mid-quarter revenue impact described above.

Summary

“The near-term and long-term outlook for the Chemical Logistics business remains positive, as all indications are that our U.S. chemical customers are poised to increase production capacity over the long-term, partially driven by the low-cost natural gas prices,” Mr. Enzor said. “We are rapidly expanding our Chemical business footprint in existing and new geographic regions where we see opportunities for growth, as evidenced by our recent expansion into the Denver market. We expect our Intermodal business to continue their historical trend of growing both the top and bottom line each year.”

Mr. Enzor continued, “Our Energy business remains in transition. The Company’s reorganization efforts, which are centered on moving the segment toward our proven asset-light business model, are progressing. We affiliated the balance of our Oklahoma operation during the fourth quarter, and we recently affiliated our Wyoming business, which is profitable and growing. While these conversions to the independent affiliate model carry with them short-term costs, including temporary rate concessions, we believe these actions will increase the long-term profitability and predictability of these operations. We also added a new independent affiliate to both prepare for the emerging Tuscaloosa Marine shale and enhance our presence in the large and growing Permian Basin region. Unfortunately, our recent operating results fell short of our expectations as many of our customers pulled back on drilling activity in both the Bakken and Eagle Ford regions late in the quarter, hampering fresh, flowback and production water hauling volumes within our company operations and adversely impacting profitability. We have opportunities to improve the Energy business in 2014 as we continue to grow our top line, shift our mix of business toward the more stable oil hauling sector and execute on our restructuring plans.”

Balance Sheet and Cash Flow

The Company generated operating cash flow of $46.0 million in 2013, the highest in the Company’s history, and an increase of $29.0 million from 2012, driven by solid earnings and working capital improvements. Operating cash flow for the quarter ended December 31, 2013 was $6.6 million. Capital expenditures for 2013 were $26.2 million and proceeds from equipment sales were $24.7 million, yielding net capital expenditures for the 2013 year of $1.5 million, compared with net capital expenditures for the 2012 year of $18.8 million.

Borrowing availability under the Company’s ABL Facility was $74.3 million at December 31, 2013, representing a significant increase of $19.1 million from December 31, 2012. Record operating cash flows and the continued disposal of idle or sub-optimal assets in our Energy Logistics business, as well as asset sales in our Chemical Logistics business primarily to independent affiliates, resulted in reduced borrowings under the Company’s ABL Facility.

“We continued to dispose of idle or under-utilized equipment in the fourth quarter, while maintaining a disciplined approach to investing capital to appropriately maintain our businesses and support growth, especially within our Chemical business where tank capacity is scarce throughout the industry,” said Joe Troy, Chief Financial Officer. “We are stepping up our efforts around asset utilization, especially within our Energy Logistics segment, and we will continue to aggressively reposition or divest non-core or sub-optimal assets. While further asset sales could result in future non-cash operating losses, the benefits to our balance sheet, profit profile and return expectations far outweigh those costs.”

Mr. Troy continued, “Nearly 80% of our operating cash flow was used to repay debt this year, demonstrating our commitment to reducing balance sheet leverage and increasing our liquidity. Improved leverage and liquidity was achieved in 2013 when earnings on an adjusted basis were relatively flat versus the prior year. Our ratio of debt to adjusted EBITDA as of December 31, 2013 was 4.4x, a decrease of 12% versus last year. We will continue to focus on debt reduction as well as reducing our cost of capital in 2014, which should drive enhanced value for our shareholders going forward.”

Quality will host a conference call for equity analysts and investors to discuss these results on Wednesday, February 26, 2014 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-278-8459; the toll number is 913-312-1516; the passcode is 9552539. A replay of the call will be available through March 28, 2014, by dialing 888-203-1112; the passcode is 9552539. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website. Copies of the earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, fresh water, and production fluids, through its wholly-owned subsidiaries, QC Energy Resources, Inc. and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Forward-looking information is any statement other than a statement of historical fact and includes our 2014 Outlook. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, risks and uncertainties regarding forward-looking statements include (1) the effect of local, national and international economic, credit, capital and labor market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; (2) our substantial leverage and our ability to make required payments and comply with restrictions contained in our debt arrangements or to otherwise generate sufficient cash flow from operations or borrowing under our ABL Facility to fund our liquidity needs; (3) competition and rate fluctuations, including fluctuations in prices and demand for transportation services as well as for commodities such as natural gas and oil; (4) our reliance on independent affiliates and independent owner-operators; (5) our liability related to third party equipment leasing programs; (6) a shift away from or slowdown in production in the shale regions in which we have energy logistics operations; (7) our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; (8) increased unionization, which could increase our operating costs or constrain operating flexibility; (9) changes in, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate;(10) federal and state legislative and regulatory initiatives, which could result in increased costs and additional operating restrictions upon us or our oil and gas frac shale energy customers; (11) our ability to access and use disposal wells and other disposal sites and methods in our energy logistics business; (12) our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; (13) potential disruptions at U.S. ports of entry; (14) diesel fuel prices and our ability to recover costs through fuel surcharges; (15) our ability to attract and retain qualified drivers;(16) terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; (17) our dependence on senior management; (18) the potential loss of our ability to use net operating losses to offset future income; (19) potential future impairment charges; (20) our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses and converted independent affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions and conversions on the acquired businesses’ existing relationships with customers, governmental entities, independent affiliates, independent owner-operators and employees, and the impact that acquisitions and conversions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; (21) our ability to execute plans to profitably operate in the transportation business and disposal well business within the energy logistics market; (22) our success in entering new markets; (23) adverse weather conditions; (24) disruptions of our information technology and communications systems; (25) our liability for our proportionate share of unfunded vested benefit liabilities, particularly in the event of our withdrawal from any of our multi-employer pension plans; (26) the assumptions underlying our expectations of financial results in 2014; and (27) changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expense. Readers are urged to carefully review and consider the various disclosures regarding these and other risks and uncertainties, including but not limited to risk factors contained in Quality Distribution, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement, whether as a result of developments occurring after the date of this release or for any other reasons.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012
OPERATING REVENUES:
Transportation	$164,554	$153,602	$675,094	$597,406
Service revenue	31,437	31,532	129,765	121,101
Fuel surcharge	29,430	30,258	124,951	123,611

Total operating revenues	225,421	215,392	929,810	842,118

OPERATING EXPENSES:
Purchased transportation	148,303	135,302	594,708	552,524
Compensation	22,279	24,474	98,681	82,143
Fuel, supplies and maintenance	25,927	25,037	105,917	82,033
Depreciation and amortization	6,381	6,638	26,121	21,090
Selling and administrative	7,569	9,025	31,534	33,882
Insurance costs	5,692	4,098	19,169	15,830
Taxes and licenses	853	646	3,758	2,825
Communication and utilities	893	912	3,840	3,636
Loss (gain) on disposal of property and equipment	62	(984)	(2,450)	(988)
Impairment charges	35,604	—	91,296	—

Total operating expenses	253,563	205,148	972,574	792,975

Operating (loss) income	(28,142)	10,244	(42,764)	49,143

Interest expense	7,371	8,047	31,147	30,089
Interest income	(196)	(229)	(855)	(831)
Write-off of debt issuance costs	—	—	521	—
Other expense (income)	89	(2,588)	(7,256)	(2,864)

(Loss) income before income taxes	(35,406)	5,014	(66,321)	22,749
Benefit from income taxes	(12,608)	(695)	(24,283)	(27,327)

Net (loss) income	$(22,798)	$5,709	$(42,038)	$50,076

PER SHARE DATA:
Net (loss) income per common share
Basic	$(0.85)	$0.21	$(1.58)	$1.89

Diluted	$(0.85)	$0.21	$(1.58)	$1.84

Weighted average number of shares
Basic	26,690	27,269	26,560	26,502
Diluted	26,690	27,766	26,560	27,207

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	December 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$1,957	$2,704
Accounts receivable, net	120,932	113,906
Prepaid expenses	13,401	14,651
Deferred tax asset, net	20,709	16,609
Other current assets	9,919	9,694

Total current assets	166,918	157,564

Property and equipment, net	170,114	190,342
Assets held-for-sale	1,129	—
Goodwill	32,955	104,294
Intangibles, net	16,149	37,654
Non-current deferred tax asset, net	31,401	11,713
Other assets	8,583	12,036

Total assets	$427,249	$513,603

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$8,692	$3,918
Current maturities of capital lease obligations	1,888	3,913
Accounts payable	10,248	9,966
Independent affiliates and independent owner-operators payable	14,398	14,243
Accrued expenses	30,580	37,889
Environmental liabilities	3,818	2,739
Accrued loss and damage claims	8,532	7,326

Total current liabilities	78,156	79,994

Long-term indebtedness, less current maturities	369,730	408,850
Capital lease obligations, less current maturities	2,995	2,125
Environmental liabilities	4,479	6,302
Accrued loss and damage claims	10,747	9,494
Other non-current liabilities	17,393	25,278

Total liabilities	483,500	532,043

SHAREHOLDERS’ DEFICIT
Common stock	441,877	437,192
Treasury stock	(10,557)	(5,849)
Accumulated deficit	(270,505)	(228,467)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(27,477)	(31,752)
Stock purchase warrants	—	25

Total shareholders’ deficit	(56,251)	(18,440)

Total liabilities and shareholders’ deficit	$427,249	$513,603

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through a network of independent affiliates and company-operated terminals, and equipment rental income;

•	Energy Logistics, which consists primarily of the transportation of fresh water, disposal water, and crude oil for the unconventional oil and gas market, primarily through company-operated terminals and independent affiliates; and

•	Intermodal, which consists of Boasso’s intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids.

	Three Months Ended December 31, 2013
	Chemical	Energy
	Logistics**(a)	Logistics (b)	Intermodal	Total
Operating Revenues:
Transportation	$107,186	$40,293	$17,075	$164,554
Service revenue	17,798	1,932	11,707	31,437
Fuel surcharge	25,345	—	4,085	29,430

Total operating revenues	$150,329	$42,225	$32,867	$225,421

Segment revenue % of total revenue	66.7%	18.7%	14.6%	100.0%
Segment operating income*	$8,680	$643	$4,582	$13,905
Depreciation and amortization	2,872	2,677	832	6,381
Impairment charges	—	35,604	—	35,604

Other (income) expense	(1,283)	1,565	(220)	62

Operating income (loss)	$7,091	$(39,203)	$3,970	$(28,142)

	Three Months Ended December 31, 2012
	Chemical Logistics ** (c)	Energy Logistics (d)	Intermodal (e)	Total
Operating Revenues:
Transportation	$101,722	$35,557	$16,323	$153,602
Service revenue	17,325	3,287	10,920	31,532
Fuel surcharge	25,823	301	4,134	30,258

Total operating revenues	$144,870	$39,145	$31,377	$215,392

Segment revenue % of total revenue	67.3%	18.2%	14.5%	100.0%
Segment operating income*	$8,115	$3,140	$4,643	$15,898
Depreciation and amortization	3,064	2,687	887	6,638
Other (income) expense	(1,051)	67	—	(984)

Operating income	$6,102	$386	$3,756	$10,244

(a)	Operating income in the Chemical Logistics segment during the three-month period ended December 31, 2013 includes $1.4 million of excess claims settlement expenses.
(b)	Operating loss in the Energy Logistics segment during the three-month period ended December 31, 2013 includes impairment charges of $35.6 million and $4.1 million of energy reorganization costs.
(c)	Operating income in the Chemical Logistics segment during the three-month period ended December 31, 2012 includes $1.6 million of costs associated with the independent affiliate conversion, acquisition and severance costs.
(d)	Operating income in the Energy Logistics segment during the three-month period ended December 31, 2012 includes $0.4 million of costs associated with the independent affiliate conversion.
(e)	Operating income in the Intermodal segment during the three-month period ended December 31, 2012 includes $0.7 million of costs associated with the effects of Hurricane Sandy.

	Year Ended December 31, 2013
	Chemical	Energy
	Logistics** (f)	Logistics (g)	Intermodal	Total
Operating Revenues:
Transportation	$442,164	$160,614	$72,316	$675,094
Service revenue	68,659	10,617	50,489	129,765
Fuel surcharge	106,845	273	17,833	124,951

Total operating revenues	$617,668	$171,504	$140,638	$929,810

Segment revenue % of total revenue	66.4%	18.5%	15.1%	100.0%
Segment operating income*	$37,539	$10,634	$24,030	$72,203
Depreciation and amortization	11,626	11,173	3,322	26,121

Impairment charges	—	91,296	—	91,296
Other (income) expense	(7,098)	4,809	(161)	(2,450)

Operating income (loss)	$33,011	$(96,644)	$20,869	$(42,764)

	Year Ended December 31, 2012
	Chemical	Energy
	Logistics ** (h)	Logistics (i)	Intermodal (j)	Total
Operating Revenues:
Transportation	$423,077	$105,679	$68,650	$597,406
Service revenue	67,632	8,461	45,008	121,101
Fuel surcharge	105,767	926	16,918	123,611

Total operating revenues	$596,476	$115,066	$130,576	$842,118

Segment revenue % of total revenue	70.8%	13.7%	15.5%	100.0%
Segment operating income*	$37,809	$12,177	$19,259	$69,245
Depreciation and amortization	11,293	6,310	3,487	21,090
Other (income) expense	(1,327)	391	(52)	(988)

Operating income	$27,843	$5,476	$15,824	$49,143

(f)	Operating income in the Chemical Logistics segment during the year ended December 31, 2013 includes $2.6 million of gains on property dispositions, $1.4 million of excess claims settlement expenses, $0.4 million of independent affiliate conversion costs and $0.7 million of severance costs.
(g)	Operating loss in the Energy Logistics segment during the year ended December 31, 2013 includes impairment charges of $91.3 million and $9.3 million of energy reorganization costs.
(h)	Operating income in the Chemical Logistics segment during the year ended December 31, 2012 includes $7.9 million of costs associated with the independent affiliate conversion, acquisition and severance costs and legal and excess claims settlement expenses.

(i)	Operating income in the Energy Logistics segment during the year ended December 31, 2012 includes $2.3 million of costs associated with the independent affiliate conversion.
(j)	Operating income in the Intermodal segment during the year ended December 31, 2012 includes $0.7 million of costs associated with the effects of Hurricane Sandy.
*	Segment operating income reported in the business segment tables above excludes amounts such as impairment charges, depreciation and amortization and gains and losses on disposal of property and equipment.
**	Most corporate and shared services overhead costs, including acquisition costs, are included in the Chemical Logistics segment.

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET (LOSS) INCOME PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months and Years Ended December 31, 2013 and 2012

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For 2012 Adjusted Net Income, management uses a 39.0% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. For 2013 Adjusted Net Income, management uses its actual effective tax rate of 36.6% for the three months and the year ended December 31, 2013 for calculating the provision for income taxes rather than using a normalized tax rate as it has in prior periods. This reflects the Company’s expectation of a more stable effective tax rate in 2013 and going forward. For consistency purposes, the Company intends to present prior-period adjusted results using normalized tax rates as originally reported. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include acquisition costs, severance and lease termination costs, legal and excess claims settlement expenses, independent affiliate conversion costs, Hurricane Sandy effects, energy reorganization costs, impairment charges, earnout adjustments, gains on disposition of properties, equity offering costs, note redemption costs and write-off of debt issuance costs.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, chemical and energy logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net (Loss) Income is adjusted for provision for (benefit from) income tax, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net (Loss) Income, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, severance and lease termination costs, legal and excess claims settlement expenses, independent affiliate conversion costs, Hurricane Sandy effects, energy reorganization costs, impairment charges, earnout adjustments, gains on disposition of properties, equity offering costs and write-off of debt issuance costs, and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

Net (Loss) Income Reconciliation:	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012

Net (loss) income	$(22,798)	$5,709	$(42,038)	$50,076

Net (loss) income per common share:
Basic	$(0.85)	$0.21	$(1.58)	$1.89

Diluted	$(0.85)	$0.21	$(1.58)	$1.84

Weighted average number of shares:
Basic	26,690	27,269	26,560	26,502
Diluted	26,690	27,766	26,560	27,207

Reconciliation:

Net (loss) income	$(22,798)	$5,709	$(42,038)	$50,076

Adjustments to net (loss) income:
Benefit from income taxes	(12,608)	(695)	(24,283)	(27,327)
Acquisition costs	—	586	—	3,956
Severance and lease termination costs	96	25	728	1,084
Legal and excess claims settlement expenses	1,350	—	1,350	762
Independent affiliate conversion costs	—	1,348	438	4,379
Hurricane Sandy effects	—	660	—	660
Energy reorganization costs	4,061	—	9,293	—
Gain on property dispositions	—	—	(2,577)	—
Impairment charges	35,604	—	91,296	—
Note redemption costs	—	—	675	—
Write-off of debt issuance costs	—	—	521	—
Equity offering costs	—	—	476	—
Earnout adjustments	—	(2,651)	(6,800)	(2,651)

Adjusted income before income taxes	5,705	4,982	29,079	30,939
Provision for income taxes at 36.6% for the three months and the year ended December 31, 2013, and 39.0% for the three months and the year ended December 31, 2012	2,089	1,943	10,646	12,066

Adjusted net income	$3,616	$3,039	$18,433	$18,873

Adjusted net income per common share:
Basic	$0.14	$0.11	$0.69	$0.71

Diluted	$0.13	$0.11	$0.68	$0.69

Weighted average number of shares:
Basic	26,690	27,269	26,560	26,502
Diluted	27,398	27,766	27,099	27,207

EBITDA and Adjusted EBITDA:	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012

Net (loss) income	$(22,798)	$5,709	$(42,038)	$50,076

Adjustments to net (loss) income:
Benefit from income taxes	(12,608)	(695)	(24,283)	(27,327)
Depreciation and amortization	6,381	6,638	26,121	21,090
Interest expense, net	7,175	7,818	30,292	29,258

EBITDA	(21,850)	19,470	(9,908)	73,097

Acquisition costs	—	586	—	3,956
Severance and lease termination costs	96	25	579	1,028
Legal and excess claims settlement expenses	1,350	—	1,350	762
Independent affiliate conversion costs	—	1,348	438	4,379
Hurricane Sandy effects	—	660	—	660
Energy reorganization costs	3,467	—	8,136	—
Gain on property dispositions	—	—	(2,577)	—
Impairment charges	35,604	—	91,296	—
Write-off of debt issuance costs	—	—	521	—
Equity offering costs	—	—	476	—
Earnout adjustments	—	(2,651)	(6,800)	(2,651)
Non-cash stock-based compensation	596	864	3,085	3,238

Adjusted EBITDA	$19,263	$20,302	$86,596	$84,469